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PNC BANK CORP. AND SUBSIDIARIES                                   EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS






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
Year ended December 31
Dollars in thousands                                                     1997        1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------

EARNINGS
Income before taxes and cumulative effect of changes in accounting
   principles                                                         $1,618,599  $1,527,551     $627,012   $1,209,916   $1,140,487
Fixed charges and preferred stock dividends excluding interest on      1,201,582   1,105,324    1,492,391    1,112,564      712,339
   deposits
                                                                     ---------------------------------------------------------------
     Subtotal                                                          2,820,181   2,632,875    2,119,403    2,322,480    1,852,826
Interest on deposits                                                   1,456,587   1,428,771    1,551,816    1,159,242    1,005,658
                                                                     ---------------------------------------------------------------
     Total                                                            $4,276,768  $4,061,646   $3,671,219   $3,481,722   $2,858,484
                                                                     ===============================================================

FIXED CHARGES
Interest on borrowed funds                                            $1,098,365  $1,064,847   $1,455,069   $1,070,565     $676,319
Interest component of rentals                                             29,312      29,839       31,283       32,247       26,491
Amortization of notes and debentures                                         833         816          927        1,761        1,418
Distributions on Mandatorily Redeemable Capital Securities
   of Subsidiary Trust                                                    43,138       1,391
Preferred stock dividend requirements                                     29,934       8,431        5,112        7,991        8,111
                                                                     ---------------------------------------------------------------
     Subtotal                                                          1,201,582   1,105,324    1,492,391    1,112,564      712,339
Interest on deposits                                                   1,456,587   1,428,771    1,551,816    1,159,242    1,005,658
                                                                     ---------------------------------------------------------------
     Total                                                            $2,658,169  $2,534,095   $3,044,207   $2,271,806   $1,717,997
                                                                     ==============================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
   DIVIDENDS
Excluding interest on deposits                                              2.35x       2.38x        1.42x        2.09x        2.60x
Including interest on deposits                                              1.61        1.60         1.21         1.53         1.66
===================================================================================================================================
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